EXHIBIT 99.1

City National Repurchases $200 Million of Preferred Stock From U.S. Treasury Department

LOS ANGELES, Dec. 30, 2009 (GLOBE NEWSWIRE) -- City National Corporation (NYSE:CYN), the parent company of wholly owned City National Bank, today announced that it has repurchased $200 million of TARP preferred shares that were sold to the U.S. Treasury Department last year.

This repurchase represents 50 percent of the preferred stock issued to the United States Department of the Treasury on November 21, 2008. It will require a one-time, after-tax, non-cash charge of $4 million, or $0.08 diluted earnings per common share.

City National's balance sheet is strong, and the company is well capitalized. As of September 30, 2009, City National's ratio of Tier 1 common shareholders' equity to risk-based assets was 9.22 percent, which is not impacted by the $200 million repurchase.

City National intends to repurchase the remaining $200 million of its government-held preferred securities in 2010, subject to regulatory approval.

About City National

City National Bank is the wholly owned subsidiary of City National Corporation (NYSE:CYN). It is backed by $18.4 billion in total assets, and provides banking, investment and trust services through 64 offices, including 16 full-service regional centers, in Southern California, the San Francisco Bay Area, Nevada and New York City. On December 18, 2009, City National entered into a Purchase & Assumption Agreement with the FDIC related to the receivership of Imperial Capital Bank, thereby increasing its assets to approximately $21.8 billion and its total branches to 73 as of that date. The company and its eight majority-owned investment affiliates manage or administer $53.4 billion in client investment assets, including nearly $35 billion under direct management.

For more information about City National, visit the company's Website at cnb.com.

The City National Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3142

CONTACT:  City National Corporation
          Financial/Investors:
          Christopher J. Carey
            310.888.6777
            Chris.Carey@cnb.com
          Media:
          Debora Vrana
            213.673.7631
            Debora.Vrana@cnb.com